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Exhibit 11 -- Computation of Earnings Per Share

                                         Fiscal Year Ended December 31
                                            1997           1996
                                            ----           ----
BASIC
  Average shares outstanding ...........    955,754         --

  Net loss per share amount ............    (0.63)          --

FULLY-DILUTED
  Average shares outstanding /(a)/ .....     n/a            n/a

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(a) Based on the net loss for the period, there was no dilutive effect.